UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/18/2005

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-30218

DE	841500624
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Time Warner Telecom Inc. entered into a new employment contract with John T. Blount, Executive Vice President, Field Operations effective May 18, 2005 for terms ending May 17, 2008, unless renewed. The minimum annual salary under the contract for Mr. Blount is his current salary of $300,000 per year with a 75% bonus target. The actual bonus may range from 0% to 150% of the target amount depending on the executive's and the Company's actual performance.

The agreements include a narrow definition of the term "cause." If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. These agreements provide that if the Company terminates the executive's employment during the term without cause, the executive may elect either:

(a) to receive a lump sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus pro-rated for an 18 month period; or
(b) to remain an employee for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 18-month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the employment term, if any.

The executive has the same two options if a change of control occurs together with a reduction of responsibilities, a move of office location of more than 50 miles or a breach by the Company.

If the executive becomes disabled during the term of his employment agreement, the executive typically will receive his salary for the first 26 weeks of the disability. Thereafter, the Company may elect to terminate the executive's employment and pay 75% of the executive's then current salary and his applicable target annual bonus amount pro-rated for an 18 month period. These payments would be reduced by amounts received from worker's compensation, social security, and disability insurance policies maintained by the Company.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: May 18, 2005.	By:	/s/ Paul B. Jones
Paul B. Jones
Senior Vice President, General Counsel and Regulatory Policy